As filed with the Securities and Exchange Commission on July 2, 2024

Registration No. 333-262231

Registration No. 333-229239

Registration No. 333-220777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-262231

Form S-3 Registration Statement No. 333-229239

Form S-3 Registration Statement No. 333-220777

UNDER

THE SECURITIES ACT OF 1933

EVERBRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2919312
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

(818) 230-9700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Wagner

President & Chief Executive Officer

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

(818) 230-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Noah Webster Cara Bradley Everbridge, Inc. 25 Corporate Drive, Suite 400 Burlington, Massachusetts 01803 (818) 230-9700	Jamie Leigh Kevin Cooper Brad Goldberg Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), which were previously filed by Everbridge, Inc., a Delaware corporation (“Everbridge”) with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under each such Registration Statement:

1.

Registration Statement on Form S-3 (File No. 333-262231) filed with the SEC on January 19, 2022, registering an indeterminate number of (a) shares of Everbridge’s common stock, par value $0.001 per share (“Common Stock”), (b) shares of Everbridge’s preferred stock, par value $0.001 per share (“Preferred Stock”), (c) debt securities, and (d) warrants to purchase Common Stock.

2.

Registration Statement on Form S-3 (File No. 333-229239) filed with the SEC on January 14, 2019, registering an indeterminate number of (a) shares of Common Stock, (b) shares of Preferred Stock, (c) debt securities, and (d) warrants to purchase Common Stock.

3.

Registration Statement on Form S-3 (File No. 333-220777) filed with the SEC on October 2, 2017, registering 1,000,000 shares of Common Stock to be sold by certain selling stockholders from time to time and an indeterminate number of (a) shares of Common Stock, (b) shares of Preferred Stock, (c) debt securities, and (d) warrants to purchase Common Stock, with an aggregate initial offering price of all securities sold pursuant to such Registration Statement not to exceed $300 million.

On July 2, 2024, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 29, 2024 (the “Merger Agreement”), by and among Everbridge, Everbridge Holdings, LLC, a Delaware limited liability company (formerly known as Project Emerson Parent, LLC) (“Parent”), and Project Emerson Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), which amends and restates the previously announced Agreement and Plan of Merger, dated as of February 4, 2024, by and among Everbridge, Parent and Merger Sub, Merger Sub merged with and into Everbridge (the “Merger”), with Everbridge continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, Everbridge has terminated any and all offerings of Everbridge’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Everbridge in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements for issuance that remain unsold at the termination of the offering, Everbridge hereby removes from registration all such securities of Everbridge registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and Everbridge hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on July 2, 2024.

Everbridge, Inc.

By:	/s/ David Wagner
David Wagner
President & Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.